Exhibit 99.1

Contacts:
Dan Petro, CFA, Treasurer and Director of Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports First Quarter 2017 Results
SAN ANTONIO, Texas, May 2, 2017 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2017. Notable items since year-end 2016 include:

•	Production Services Segment revenue increased 39% from the prior quarter with gross margin improving in all businesses.

•	Completed exchange of 20 older well servicing rigs for 20 new-model rigs, which significantly enhances our fleet quality.

•	AC rig fleet is 100% contracted, 94% of which are working, with the final rig pending completion of an upgrade in the second quarter.
Consolidated Financial Results
Revenues for the first quarter of 2017 were $95.8 million, up 34% from revenues of $71.5 million in the fourth quarter of 2016 (“the prior quarter”) and up 28% from revenues of $75.0 million in the first quarter of 2016 (“the year-earlier quarter”). The increase from the prior quarter primarily resulted from increased activity for our production services businesses and increased drilling activity in Colombia.
Net loss for the first quarter of 2017 was $25.1 million, or $0.33 per share, compared with net loss of $36.1 million, or $0.53 per share, in the prior quarter and net loss of $27.7 million, or $0.43 per share, in the year-earlier quarter. The net loss for the first quarter of 2017 includes a charge of $9.8 million for a valuation allowance taken against deferred tax assets primarily related to domestic net operating losses.

Our Adjusted Net Loss(1) for the first quarter was $15.4 million, and our Adjusted EPS(2) was a loss of $0.20 per share, which excludes the valuation allowance adjustment. This compares to Adjusted Net Loss of $23.1 million, or $0.34 per share, in the prior quarter and Adjusted Net Loss of $25.3 million, or $0.39 per share, for the year-earlier quarter, which exclude valuation allowance adjustments and the after-tax impact of impairment charges.
First quarter Adjusted EBITDA(3) was $6.0 million, up from $0.9 million in the prior quarter and down from $6.4 million in the year-earlier quarter. First quarter Adjusted EBITDA was up from the prior quarter primarily due to contributions from our Production Services Segment, as well as drilling operations in Colombia. First quarter Adjusted EBITDA was down from the year-earlier quarter primarily due to the $7.1 million of revenue in the year-earlier quarter associated with rigs that were earning but not working and which incurred minimal costs.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $39.0 million in the first quarter, a 27% increase from the prior quarter and an 18% increase from the year-earlier quarter. Drilling rig utilization was 72% for the first quarter, up from 48% in the prior quarter. Utilization for the first quarter is based on a total fleet count of 24, versus 31 in the prior quarter.
Average drilling revenues per day were $25,091 in the first quarter, up from $22,963 in the prior quarter and down from $25,331 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $7,659 in the first quarter, up from $7,088 in the prior quarter and down from $12,018 in the year-earlier quarter. The increase in Drilling Services Segment revenue and margin per day from the prior quarter was primarily due to a higher percentage of drilling activity attributable to our operations in Colombia. The decrease from the year-earlier quarter is primarily due to reduced revenues from rigs that were earning but not working during the year-earlier quarter as well as more revenue days at current market dayrates.
Currently, 15 of our 16 drilling rigs in the U.S are earning revenues, 11 of which are under term contracts, and three of our rigs in Colombia are earning revenue, for a total current utilization of 75%.

Production Services Segment
Revenue for the Production Services Segment was $56.7 million in the first quarter, up 39% from the prior quarter and up 36% from the year-earlier quarter. Production Services Segment margin(4) as a percentage of revenue was 20% in the first quarter, up from 14% in the prior quarter and up from 17% in the year-earlier quarter.
Production Services Segment revenues increased 39% from the prior quarter, led by the wireline business, due to a significant increase in completion-related activity in all basins in which we operate. The number of wireline jobs we completed in the first quarter increased by 22% over the prior quarter, and by 53% over the year-earlier quarter. Well servicing average pricing was $497 per hour in the first quarter, up from $481 in the prior quarter and down from $519 in the year-earlier quarter. Well servicing rig utilization was 43% in the first quarter, up from 40% in the prior quarter and down from 44% in the year-earlier quarter. Coiled tubing utilization was 22% in the first quarter, up from 21% in the prior quarter and down from 24% in the year-earlier quarter.
Comments from our President and CEO
“Generally improved oil prices and hedging of oil production has allowed operators to significantly increase capital spending," said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. "Steady rig count growth in the broad market and an increase in completion of wells has led to higher demand in all of our businesses. We expect activity levels to steadily improve throughout the year.
“In our Production Services Segment, we realized revenue increases in all businesses, driven by higher levels of completion activity as our customers directed more capital towards completing the backlog of wells that have been drilled but not yet completed and newly drilled wells. Our wireline business saw the greatest demand driven primarily by perforating activity. We anticipate continued revenue growth in our Production Services Segment over the next couple of quarters as we benefit from higher customer demand, longer days, four additional wireline units and the upgrade of 20 new-model well servicing rigs.

“Our Drilling Services Segment benefited from increased utilization in Colombia with higher average margins as compared to the U.S. In Colombia, four rigs worked for the majority of the quarter decreasing to two rigs by quarter-end. We believe there is a good possibility of having three or four rigs working later in the second quarter. Currently, our U.S. drilling utilization is 94% with 15 rigs working, and is expected to reach 100% upon completion of a rig upgrade in the second quarter. The Permian Basin, which has become our most active region, will increase to seven rigs in June. Throughout this year, all renewing contracts have been renewed with dayrate increases ranging from $1,000 per day to $3,000 per day.
“We expect to spend approximately $50 million in capital expenditures this year with over $24 million of that amount spent in the first quarter of 2017. We intentionally front-end loaded our discretionary spending so we could take advantage of the capital upgrades in the recovery. As market fundamentals continue to strengthen, we will remain capital disciplined and maintain focus on generating positive cash flow."
Second Quarter 2017 Guidance
In the second quarter of 2017, drilling rig utilization is estimated to average 72% to 75%. Drilling Services Segment margin will be down due to the temporary reduced activity in Colombia and is estimated to be approximately $6,800 to $7,200 per day in the second quarter. Production Services Segment revenue in the second quarter is estimated to be up approximately 10% to 15% as compared to the first quarter of 2017. Production Services Segment margin is estimated to be 22% to 25% of revenues in the second quarter.

Liquidity
Working capital at March 31, 2017 was $53.1 million, up from $48.0 million at December 31, 2016. Our cash and cash equivalents were $7.3 million, down from $10.2 million at year-end 2016.
The decrease in cash and cash equivalents during 2017 is primarily due to $24.7 million of cash used for purchases of property and equipment and $21.8 million of cash used in operating activities, partially funded by $33.7 million of net borrowings under our Revolving Credit Facility, and $7.1 million of proceeds from the sale of assets.
We currently have $11.8 million in committed letters of credit and $79.7 million in borrowings outstanding under our $150 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the first quarter were $24.7 million which included approximately $16.6 million related to drilling rig upgrades, the exchange of 20 well servicing rigs and other discretionary expenditures. We estimate total capital expenditures for 2017 to be approximately $50 million, which includes approximately $20 million for fleet upgrades and additions.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until May 9th. To access the replay, dial (201) 612-7415 and enter the pass code 13659270.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2016, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted Net Loss represents net loss as reported adjusted to exclude impairment charges and loss on extinguishment of debt, if any, and the related tax benefit, and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and loss on extinguishment of debt and impairments, if any. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

This news release also included a forward-looking non-GAAP financial measure, Production Services Segment margin for the second quarter 2017, which as previously described excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, if any, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

(5)
Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day. This news release also included a forward-looking non-GAAP financial measure, Drilling Services Segment margin per revenue day for the second quarter of 2017, which as previously described, is a calculation of revenues less operating costs, divided by the number of revenue days, and therefore excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, if any, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2017	2016	2016

Revenues:
Drilling services	$39,016	$33,184	$30,610
Production services	56,741	41,768	40,871
Total revenues	95,757	74,952	71,481

Costs and expenses:
Drilling services	27,107	17,440	21,162
Production services	45,641	34,849	35,295
Depreciation and amortization	24,992	29,824	26,903
General and administrative	17,724	16,508	15,106
Bad debt expense (recovery)	(363)	(55)	458
Impairment charges	—	—	8,553
Gain on dispositions of property and equipment	(471)	(600)	(1,472)
Total costs and expenses	114,630	97,966	106,005
Loss from operations	(18,873)	(23,014)	(34,524)

Other expense:
Interest expense, net of interest capitalized	(6,059)	(6,254)	(6,627)
Other	(144)	(389)	(16)
Total other expense	(6,203)	(6,643)	(6,643)

Loss before income taxes	(25,076)	(29,657)	(41,167)
Income tax benefit	(48)	1,958	5,086
Net loss	$(25,124)	$(27,699)	$(36,081)

Loss per common share:
Basic	$(0.33)	$(0.43)	$(0.53)
Diluted	$(0.33)	$(0.43)	$(0.53)

Weighted-average number of shares outstanding:
Basic	77,072	64,576	67,530
Diluted	77,072	64,576	67,530

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$7,290	$10,194
Receivables, net of allowance for doubtful accounts	80,488	72,123
Inventory	11,571	9,660
Assets held for sale	11,405	15,093
Prepaid expenses and other current assets	5,859	6,926
Total current assets	116,613	113,996

Net property and equipment	590,224	584,080
Other long-term assets	1,491	2,026
Total assets	$708,328	$700,102

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,793	$19,208
Deferred revenues	581	1,449
Accrued expenses	40,123	45,345
Total current liabilities	63,497	66,002

Long-term debt, less debt issuance costs	373,633	339,473
Deferred income taxes	8,044	8,180
Other long-term liabilities	5,917	5,049
Total liabilities	451,091	418,704
Total shareholders’ equity	257,237	281,398
Total liabilities and shareholders’ equity	$708,328	$700,102

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three months ended
	March 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(25,124)	$(27,699)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	24,992	29,824
Allowance for doubtful accounts, net of recoveries	(363)	(55)
Gain on dispositions of property and equipment, net	(471)	(600)
Stock-based compensation expense	1,327	1,177
Amortization of debt issuance costs	465	424
Deferred income taxes	(169)	(2,201)
Change in other long-term assets	466	15
Change in other long-term liabilities	868	492
Changes in current assets and liabilities	(23,811)	8,250
Net cash provided by (used in) operating activities	(21,820)	9,627

Cash flows from investing activities:
Purchases of property and equipment	(24,683)	(5,532)
Proceeds from sale of property and equipment	7,148	477
Proceeds from insurance recoveries	3,119	—
Net cash used in investing activities	(14,416)	(5,055)

Cash flows from financing activities:
Debt repayments	(6,305)	—
Proceeds from issuance of debt	40,000	—
Debt issuance costs	—	(20)
Purchase of treasury stock	(363)	(43)
Net cash provided by (used in) financing activities	33,332	(63)

Net increase (decrease) in cash and cash equivalents	(2,904)	4,509
Beginning cash and cash equivalents	10,194	14,160
Ending cash and cash equivalents	$7,290	$18,669

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended
	March 31,		December 31,
	2017	2016	2016

Drilling Services Segment:
Revenues	$39,016	$33,184	$30,610
Operating costs	27,107	17,440	21,162
Drilling Services Segment margin(1)	$11,909	$15,744	$9,448

Average number of drilling rigs	24.0	31.0	30.7
Utilization rate	72%	46%	48%

Revenue days - working	1,555	1,014	1,333
Revenue days - earning but not working	—	296	—
Total revenue days	1,555	1,310	1,333

Average revenues per day	$25,091	$25,331	$22,963
Average operating costs per day	17,432	13,313	15,875
Drilling Services Segment margin per day(2)	$7,659	$12,018	$7,088

Production Services Segment:
Revenues	$56,741	$41,768	$40,871
Operating costs	45,641	34,849	35,295
Production Services Segment margin(1)	$11,100	$6,919	$5,576

Total:
Revenues	$95,757	$74,952	$71,481
Operating costs	72,748	52,289	56,457
Consolidated margin	$23,009	$22,663	$15,024

Net loss as reported	$(25,124)	$(27,699)	$(36,081)
Adjusted EBITDA(3)	$5,975	$6,421	$916

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and loss on extinguishment of debt and impairments, if any. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Margin
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2017	2016	2016

Net loss as reported	$(25,124)	$(27,699)	$(36,081)

Depreciation and amortization	24,992	29,824	26,903
Impairment charges	—	—	8,553
Interest expense	6,059	6,254	6,627
Income tax benefit	48	(1,958)	(5,086)
Adjusted EBITDA(3)	5,975	6,421	916

General and administrative	17,724	16,508	15,106
Bad debt expense (recovery)	(363)	(55)	458
Gain on dispositions of property and equipment	(471)	(600)	(1,472)
Other expense	144	389	16
Consolidated margin	$23,009	$22,663	$15,024

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2017	2016	2016

Net loss as reported	$(25,124)	$(27,699)	$(36,081)
Impairment charges	—	—	8,553
Tax benefit related to adjustments	—	—	(3,116)
Valuation allowance adjustments on deferred tax assets	9,754	2,357	7,552
Adjusted net loss(4)	$(15,370)	$(25,342)	$(23,092)

Basic weighted average number of shares outstanding, as reported	77,072	64,576	67,530
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	77,072	64,576	67,530

Adjusted (diluted) EPS(5)	$(0.20)	$(0.39)	$(0.34)

Diluted EPS as reported	$(0.33)	$(0.43)	$(0.53)

(4)Adjusted Net Loss represents net loss as reported adjusted to exclude impairment charges and loss on extinguishment of debt, if any, and the related tax benefit, and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of May 2, 2017

Drilling Services Segment:

Electric drilling rigs:
U.S. - AC Rigs	16
Colombia - SCR Rigs	8
Total	24

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	113
600 HP	12
Total	125

Wireline units	114

Coiled tubing units	17